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Board of Directors
Sun Life Insurance and Annuity Company of New York
122 East 42nd Street, Suite 1900
New York, New York  10017


         Re: Sun Life (N.Y.) Variable Account C (the "Account") Registration Statement on Form N-4


Members of the Board:

      I have acted as counsel to Sun Life Insurance and Annuity Company of New York (the "Company") in connection with the above-captioned registration statement (the "Registration Statement") with respect to the registration of certain annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this opinion, I have examined the Registration Statement and have examined such other documents and perceived such questions of New York law as I considered necessary and appropriate. Based on such examination and review, it is my opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the state of New York.

      2. The Contracts, when issued in the manner described in the Registration Statement, will be validly issued and will represent binding obligations of the Company and the Account under New York law.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference of this opinion under the caption "Legal Matters" in the prospectuses constituting a part of the Registration Statement.


                                              Very truly yours,

                                              /s/ Sandra M. DaDalt

                                              Sandra M. DaDalt
                                              Senior Counsel


August 15, 2001